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                                                                  EXHIBIT 10.9

[FLEET CAPITAL LOGO]

                                                              January 18, 2000


Mr. John Collura
Chief Financial Officer
Gentiva Health Services, Inc.
Olsten Health Services Holding Corp.
175 Broad Hollow Road
Melville, New York  11747


Dear Mr. Collura:

We are pleased to advise you that Fleet Capital Corp. ("FCC") together with FleetBoston Robertson Stephens Inc. ("FRS") (together "Fleet") hereby commits to establishing a $150,000,000 Revolving Credit Facility to Gentiva Health Services, Inc., Olsten Health Services Holding Corp. and certain of its subsidiaries acceptable to FCC (the "Company" or "Borrower") for the purpose of assisting in the Company's divestiture from its parent company, in the manner previously reported to FCC, to provide for the Company's ongoing working capital requirements, and to support future acquisitions in the amounts and under the conditions outlined below. This letter replaces and supercedes our commitment letter dated December 14, 1999 which is of no further effect.

A.     TERMS AND CONDITIONS OF LOAN:

       Fleet's commitment herein is to underwrite the entire amount of the Revolving Credit Facility. It is FCC's intent to retain an amount equal to $35,000,000. FCC will act as Administrative Agent (the "Agent") for FCC and any other lending institutions which may become party to the financing (the "Lenders") and FRS will act as exclusive arranger for the Lenders (the "Arranger").

       1.  REVOLVING CREDIT FACILITY:

           The maximum overall credit line that would be available is $150,000,000. The advance rates would be 80% against eligible accounts receivable less than 180 days from the invoice date reduced by such reserves as FCC may deem reasonably necessary from time to time in accordance with industry practice. Excluded from eligible accounts receivable would be contra accounts, affiliated accounts and accounts which in our reasonable discretion do not constitute acceptable accounts receivable. Aggregate advances against Medicare and Medicaid accounts receivable would be limited to $50,000,000 of 33% or total borrowing availability, whichever is less.


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     Included within the Revolving Credit Facility would be a Standby Letter
     Of Credit subline in an amount equal to $30,000,000. Such Letters of Credit would be utilized for general corporate purposes and to support workmen's compensation insurance. Outstanding balances would be fully reserved against borrowing availability.

2.   CONTRACT TERM:

     The initial Contract Term of the Revolving Credit Facility would be four
     (4) years.

3.   REPAYMENT:

     All advances and readvances of funds by us to Borrower would be repayable in full upon the earlier of a) our demand due to a covenant or other default or b) the termination of the Revolving Credit Facility as described in paragraph 2 or paragraph 6.

4.   INTEREST RATES & FEES:

     a. Interest on the Revolver Loans would be paid monthly on the unpaid principal balance at an annual rate of Libor plus 2.50% or the Prime Rate of Fleet Bank plus .25%, as determined by the Borrower. LIBOR loans would be available under such guidelines as to amount, duration and number of traunches and procedures as we may establish.

     b. There would be a Closing Fee in the amount provided for in the Fee Letter of even date, a portion of which is due to us and is payable upon the issuance of this letter, and the balance of which shall be due and payable on the Closing Date.

     c. There would be an Unused Line Fee equal to .375% per annum on the average unused portion of the Revolving Credit Facility (with Letters of Credit treated as loans outstanding for this purpose) payable quarterly in arrears.

     d. There would be an Administrative Agent's fee in the amount provided in the Fee Letter which would be charged annually.

     e. Fees for Standby Letters of Credit would be equal to 2.25% per annum on the average outstanding issued amount of all Letters of Credit. A separate fee to be agreed to between Borrower and FCC shall be payable to the fronting bank for Letters of Credit, payable on the date of issuance thereof.

5.   COLLATERAL:

     FCC would have a first priority perfected security interest in all present and future tangible and intangible personal property of Borrower (other than equipment) including, without limitation, all accounts receivable, inventory, investment property, chattel paper, instruments, documents, books and records, insurance proceeds, and general intangibles now owned or hereafter acquired by the Borrower wherever located, and the proceeds thereof. Borrower shall execute all documents necessary to create, perfect and evidence such liens.



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     6.   The Borrower will be able to terminate the Credit Facility at any time during the Contract Term upon ten (10) days prior written notice to FCC and repayment of all loans and obligations of every kind (due or to become due, primary or contingent) under the entire Revolving Credit Facility and payment to FCC of a termination charge equal to one percent (1%) of the amount of the Revolving Credit Facility if the termination date occurs during the first year of the Contract Term, and one half percent (.50%) of the amount of the Revolving Credit Facility if the termination date occurs during the second year of the Contract Term.

B.  CLOSING DATE:

     The Revolving Credit Facility would close on such a date as is mutually satisfactory to you and to us, but no later than March 31, 2000 (the "Closing Date"), unless we would agree in writing to an extension of such date. In the event that the Loan were not closed by the Closing Date or any written extension of the Closing Date approved by us, our commitment hereunder would expire and we would have no further obligation hereunder.

C.   LOAN DOCUMENTS:

     The Borrower would be required to execute and deliver to us such instruments, documents, certificates, opinions and assurances ("the Loan Documents") as we or our counsel might request (in form and substance reasonably acceptable to us) in connection with the Loan on the basis outlined above and in connection with the Borrower's authority and capacity to accept the Loan Documents. The Loan Documents would contain such warranties, covenants, and conditions as are normally contained in documents relating to a loan similar to the Loan, including, but not limited to the following:

     1.   FINANCIAL STATEMENTS:

          The Borrowers would be required to furnish us with fiscal year-end financial statements annually within 90 days of fiscal year-end, certified by independent public accountants selected by Borrower and reasonably acceptable to us. Borrower would also submit to us monthly unaudited internal financial statements in form reasonably acceptable to us, within 45 days of month end. Borrower would also provide financial projections for the succeeding twelve months in form reasonably acceptable to us, prior to the end of the preceding fiscal year.

     2.   COLLATERAL INFORMATION:

          The Borrowers would be required to furnish FCC with timely information as to its accounts receivable and accounts payable as FCC may deem appropriate and such other business and financial information as FCC may from time to time require.

     3.   INSPECTION:


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          We would have the right to make periodic inspections of the books and records of Borrower at Borrower's expense (absent an event of default, not to exceed $75,000 per annum) and at our discretion.

     4.   NO JUNIOR LIENS:

          The Borrowers would not be permitted to obtain any other loan or other financing relating to or have any lien other than our lien (or permitted liens to be defined in the loan agreement) on the Collateral without FCC's consent.

     5.   COVENANTS:

          We would require certain covenants, including tangible net worth and minimum EBITDA (excluding any special charges) on a last 12 month basis of at least $25,000,000, limitations on mergers, liens, investments, guarantees, acquisitions, dividends, debt restrictions, and capital expenditure restrictions which are deemed appropriate by Lender and which are typically contained in documents relating to a transaction similar to the Loan.

D.   CONDITIONS OF FUNDING:

     From the date of this letter until the Closing Date, our obligation to fund the Loan would be conditioned upon the following matters, among others:

     1.   NO MATERIAL ADVERSE CHANGE AND LITIGATION:

          There would be no material adverse change in the business, financial condition, assets, or collateral of the Borrower or in any governmental regulation or governmental policy affecting Fleet or Borrower and no material adverse change (or development involving a prospective material adverse change) shall have occurred and be continuing in or affecting the loan syndication or financial, banking or capital market conditions generally from those in effect on the date hereof. In addition, FCC and its counsel shall review and be satisfied with the status of any material outstanding litigation and/or governmental investigations pending against the Company. As of the date of this letter, FCC is satisfied with the status of such litigation and/or investigations based on the information it has been provided by the Company.

     2.   NO DEFAULT:

          There would exist no default in any of the Borrower's existing loan documents or other material contracts or in the Borrower's compliance with any applicable laws and regulations.

     3.   OPINION OF BORROWER'S COUNSEL:


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            We would have received an opinion, reasonably satisfactory in content to us from the Borrower's legal counsel that the Loan Documents are legal, binding and enforceable in accordance with their terms. Such opinions would also cover such other matters as we may reasonably request, including but not limited to the extent of any existing litigation and investigations.

     4.     SUBORDINATED NOTES.

            No payments will be made on Borrower's Subordinated Notes, if, after taking such payment into effect, Borrowers will be in default to us or if excess borrowing availability would be less than $40,000,000. Borrower may refinance the Subordinated Notes at or before maturity with debt fully subordinated to FCC and Lenders in an amount not to exceed the outstanding principal balance due on the Subordinated Notes and on terms no less favorable to Borrower or FCC than the existing Subordinated Notes except for changes which are reasonably acceptable to Administrative Agent and except with respect to the rate of interest which may be a market rate of interest.

     5.     INSURANCE COVERAGE:

            The Borrower would be required to submit to us satisfactory evidence of insurance on its assets, as well as other business insurance we may reasonably require, together with satisfactory lender's loss payable endorsements.

     6.     MINIMUM AGGREGATE ADJUSTED AVAILABILITY:

            On the Closing Date, after giving effect to the transactions contemplated by this commitment letter and the Loan Documents, the "Aggregate Adjusted Availability" of the Borrower would not be less than $100,000,000. For purposes of this letter "Aggregate Adjusted Availability" would mean (without duplication) an amount equal to (a) Borrowers' availability from FCC's Revolving Credit Facility plus (b) the Borrowers' unrestricted cash on hand minus
            (c) the unpaid aggregate balance of loans and Letters of Credit outstanding under FCC's Revolving Credit Facility on the Closing Date minus (d) obligations to third parties which are outstanding beyond normal terms minus (e) any reserves against Borrowers' availability established by FCC under the Loan Documents minus (f) closing payments and expenses.

     7.     EXPENSES:

            Borrower would be responsible for all of Lender's reasonable expenses related to due diligence, field examination (including but not limited to work performed by Deloitte & Touche), search and filing fees and all other reasonable out-of-pocket expenses (including the fees and expenses of counsel for Lender) relating to the analysis, document preparation, negotiation, completion of the facility and enforcement of this letter, whether or not any of the transactions contemplated hereby are consummated.

     8.     LOCKBOX OR DOMINION ACCOUNT:

            If unused availability under the Revolving Credit Facility is less than $60,000,000 and/or the outstanding balance of the Loan exceeds $35,000,000, Lockbox Accounts and/or a Collection Account would be required by FCC for the purpose of managing cash collections, but will be inactive until such time as such minimum availability or Loan

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             requirements are not met. Once unused availability falls below or the Loan balance is above the pre-determined levels, the Borrower would be required to fully utilize the Lockbox Account or Collection Account for receipt of all collections at a bank satisfactory to FCC. The Borrower would be required to obtain all necessary documents satisfactory to FCC.

       9.    CONVERTIBLE TRUST PREFERRED SUBORDINATED DEBENTURES:

             The Borrower would have received a minimum of $20,000,000.00 in cash from the issuance of Convertible Subordinated Debentures on terms and subject to Subordination provisions, acceptable to Agent in its sole discretion.

E.     MISCELLANEOUS:

       1.    ASSIGNMENT:

             This commitment is not assignable by operation of law or otherwise without Fleet's and Borrower's prior written consent.

       2.    BROKER'S FEES:

             Borrowers would agree to indemnify us and hold us harmless regarding any claim from any broker or similar person for a fee arising out of this transaction.

       3.    APPROVAL OF DOCUMENTS:

             All instruments and documents required hereby or relating to the Borrowers' capacity and authority to make the Loan and to execute the documents relating thereto and such other documents, instruments, certificates, opinions and assurances as we may reasonably request, and all procedures in connection herewith would be subject to our reasonable approval and the approval of our counsel as to form and substance.

       4.    CONFIDENTIALITY:

             This letter is delivered to you with the understanding that neither it nor its substance would be disclosed to any third person except those who are in confidential relationships to you (such as your equity partner, legal counsel or accountants) or where the same is required by law. No party other than Borrower shall be entitled to rely upon or assert any claim or benefit from this letter.

       5.    MODIFICATION:

             No modification hereof shall be binding upon us unless approved by Borrower and Fleet in writing.
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F. INDEMNITY:

             By your signature below, Borrower agrees to indemnify and hold FCC, FRS and their respective directors, agents, officers, employees, subsidiaries, affiliates agents and controlling persons harmless from and against any and all damages, losses and liabilities sustained resulting from this letter, or the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any such indemnified person is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigations or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, except to the extent resulting, from the gross negligence, or willful misconduct of the indemnified party. In all such litigation, or the preparation thereof, Borrower shall be entitled to select counsel after consultation with the indemnified party and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel.

G. SYNDICATION:

             You agree to assist and cooperate with Fleet in forming a syndicate of lenders and to provide Fleet and the other Lenders, promptly upon request, with all information reasonably deemed necessary by them (consistent with industry practice) to complete successfully the syndication, including, but not limited to, (i) an information package for delivery to potential syndicate members and participants and (ii) all information and projections prepared by you or your advisors relating to the transactions described herein. Prior to the closing of the Revolving Credit Facility you agree to refrain from any other financings during such syndication process unless otherwise agreed to by Fleet. You further agree to make appropriate officers and representatives of the Company and its subsidiaries available to participate in informational meetings for potential syndicate members and participants at such times and places as Fleet may reasonably request. Arranger shall have the right to manage all aspects of the syndication (including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, and the allocations of the commitments among the syndicate lenders and any titles to be given to any lender participating in the Revolving Credit Facility).

             Fleet will use commercially reasonable efforts to syndicate the Revolving Credit Facility on the terms outlined in this letter. However, Fleet reserves the right, based on market reception, in consultation with Borrower, to change the structure or terms of the Revolving Credit Facility prior to the closing of the Revolving Credit Facility if Fleet determines that such changes are advisable in order to ensure a successful syndication so long as the aggregate amount of the Revolving Credit Facility remains unchanged.

             In connection with the syndication of the Revolving Credit Facilities, Fleet may, in its discretion, allocate to other Lenders portions of any fees payable to Fleet in connection with the Revolving Credit Facility.

             If you agree with the general terms and conditions outlined herein, you should return an accepted copy of this Commitment Letter and the Fee Letter, together with that portion of the Closing Fee due and payable as provided for in the Fee Letter. If the terms and

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conditions outlined in this letter are satisfactory, please sign the enclosed copy of this letter and the Fee Letter and return it by 5:00 PM on January 19, 2000. If your written acceptance of the terms and conditions is not received by 5:00 PM by January 19, 2000, this Commitment Letter and the Fee Letter shall expire.

Very truly yours,



Fleet Capital Corporation                FleetBoston Robertson Stephens Inc.

By:                                      By:
   --------------------------------         ----------------------------------
   Frank J. Galle


The foregoing is accepted and agreed to:

Olsten Health Services Holding Corp.

By:
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Date:
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Gentiva Health Services, Inc.

By:
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Date:
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